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                                                                   EXHIBIT 10.37


                       SEPARATION AND CONSULTING AGREEMENT
                               AND GENERAL RELEASE


                  This SEPARATION AND CONSULTING AGREEMENT AND GENERAL RELEASE of claims ("Agreement") is entered into by and between Accelerated Networks, Inc. (the "Company") on the one hand, and Suresh Nihalani ("Employee"), on the other hand.

                                    RECITALS

                  WHEREAS, Employee has resigned as the Chairman and Chief Executive Officer of the Company and as a member of the Company's Board of Directors;

                  WHEREAS, the Company desires to continue Employee's employment pursuant to the consulting arrangement hereunder; and

                  WHEREAS, the parties wish to preserve the good will which exists between them and settle any and all disputes which may exist between them arising from or related to Employee's employment with the Company and/or his resignation from employment.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         A. AGREEMENT BY EMPLOYEE. Employee for himself, his heirs, executors, administrators, assigns, and successors, agrees as follows:

                  1. The Company, through its Board of Directors, hereby accepts Employee's resignation as Chief Executive Officer ("CEO") of the Company effective February 13, 2001.

                  2. The Company, through its Board of Directors, hereby accepts Employee's resignation as Chairman of the Board of Directors and as a member of the Board of Directors effective February 13, 2001.

                  3. The Company, through its Board of Directors, hereby accepts Employee's resignation from employment with the Company effective February 12, 2002 (or any earlier date upon which this Agreement is terminated in accordance with the terms herein, the "Termination Date"). Employee agrees that he will have no right to employment with the Company after the Termination Date.

                  4. At all times during his continued employment, Employee will reasonably cooperate with and assist the Company's new Chairman and CEO, as such cooperation and assistance may reasonably be requested by the Company's Board of Directors and Employee will faithfully and competently execute any duties assigned to him as provided in Section B.1 hereof.



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                  5. Employee agrees that prior to the execution of this
Agreement, Employee was not entitled to receive any further monetary payments from the Company, other than accrued and unpaid base salary for the period from February 1, 2001 through February 13, 2001, accrued vacation pay and previously unreimbursed business expenses incurred by Employee on behalf of the Company in accordance with the Company's policies. Employee further agrees that the only payments and benefits he is entitled to receive from the Company in the future are those specified in this Agreement.

                  6. Employee hereby expressly waives, releases, acquits and forever discharges the Company and its parents, successors, assigns, divisions, subsidiaries, affiliates, partners, officers, directors, executives, investors, stockholders, managers, supervisors, employees, agents, attorneys and representatives, from any and all claims, demands, and causes of action which Employee has or claims to have, whether known or unknown, of whatever nature, which exist or may exist as of the date of Employee's execution of this Agreement. As used in this paragraph, "claims," "demands," and "causes of action" include, but are not limited to, contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, retaliation claims, personal injury claims, constructive discharge claims, emotional distress claims, public policy claims, wage claims, claims for debts, accounts, attorneys' fees, compensatory damages, punitive damages, and/or liquidated damages, claims for vesting or accelerated vesting of options to purchase the Company's Common Stock, claims for defamation, and any and all claims arising under the Americans with Disabilities Act, the Family Medical Leave Act, or any other federal or state statute governing employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq, as such statutes may have been or may be amended from time to time. The foregoing release shall not include claims for (i) any indemnification Employee shall be entitled to pursuant to the Company's bylaws, certificate of incorporation, that certain Director's Indemnification Agreement dated as of June 14, 2000, between Employee and the Company, or insurance policies in effect as of the date of execution of this Agreement, (ii) recovery of reimbursable business expenses incurred on behalf of the Company, (iii) breach of the terms of this Agreement or (iv) recovery of Employee's personal property located on the Company's premises.

                  7. Without in any way limiting the generality or scope of Section A.6 of this Agreement, Employee hereby understands and agrees to release and hereby does release any and all claims, rights or benefits Employee has or may have for age discrimination arising out of or under the Age Discrimination in Employment Act of 1967 ("ADEA"), 29 U.S.C. Section 621, et seq., as the ADEA may have been or may be amended, as well as any equivalent or comparable provision of state or local law.

                  8. In compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, this Agreement includes a release of unknown claims, and Employee hereby expressly waives and relinquishes any and all claims, rights or benefits that Employee may have which are unknown to Employee at the time of the execution of this Agreement.

                  9. Employee acknowledges and agrees that given the extent and nature of the confidential and proprietary information he has and will obtain during the course of his


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employment with the Company, it would be inevitable that such confidential information would be disclosed or utilized by Employee should he obtain employment from, or otherwise provide services to, an entity or person that is engaged in a Competitive business. As used herein, the businesses and enterprises set forth on Schedule A hereto shall be deemed to be a "Competitive business." Consequently, if, during the Consulting Period, Employee commences employment with any other person, business or entity, Employee agrees that he will notify the Company in writing within ten (10) calendar days of (a) his commencement of such employment and (b) of any change of his duties with such employer. If within ten (10) calendar days of the Company's actual receipt of such notification (or at any later time if Employee's employment duties with such other employer are changed or if such employer acquires, or is acquired by, any entity which operates a Competitive business) the Committee reasonably determines that such employment is with a Competitive business, the Company may immediately terminate Employee's employment hereunder with "Cause", as defined in Section C.6. As used in this Section 9, the "Committee" shall mean a committee of the Company's Board of Directors, as mutually agreed to in writing by the Company and Employee.

                  10. During the Consulting Period, and for one year following termination or expiration thereof, Employee shall not encourage or solicit any of the Company's employees to leave the Company's employ for any reason or knowingly interfere in any other manner with employment relationships at the time existing between the Company and its employees. In addition, during the Consulting Period, and for one year following termination or expiration thereof, Employee shall not solicit, directly or indirectly, Competing business from any client of the Company, induce any of the Company's clients to terminate their existing business relationship with the Company, or knowingly interfere in any other manner with any existing business relationship between the Company and any client or other third party. As used herein, "Competing business" shall mean any part of a "Competitive business" as defined in Schedule A hereto.

                  11. Employee understands that, during the course of his work as an employee of the Company, he has had and will have access to Proprietary Information (as defined below) concerning the Company and parties with which the Company has a business relationship. Employee acknowledges that the Company has developed, compiled, and otherwise obtained, at great expense, its Proprietary Information. Employee hereby agrees to hold in strict confidence all Proprietary Information and, unless he receives written permission from the Company's Chief Executive Officer, will not disclose any Proprietary Information to anyone outside of the Company, except as required by law or as necessary to carry out his responsibilities hereunder. Employee further agrees he will not use, copy, publish, summarize, or remove from Company premises Proprietary Information except during his employment to the extent necessary to carry out his responsibilities hereunder or as required by law. As used herein, the term "Proprietary Information" means all information and any idea in whatever form, written or oral, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the current or proposed business of the Company or parties with which the Company has a business relationship, but only to the extent that the Company imposes reasonable safeguards to protect the confidentiality of such information and does not include information which: (i) is publicly known through lawful means; (ii) was rightfully in Employee's possession prior to his employment with the Company as demonstrated by written documents currently in existence; or (iii) is disclosed to Employee without restriction by a third party who rightfully possesses and


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discloses the information and who did not learn of it directly from the Company.
Without limiting the scope of the definition, Employee understands that the Company considers the following to be included in the definition of Proprietary
Information: (i) all client/customer lists and all lists or other compilations containing client, customer or vendor information; (ii) information about products, proposed products, research, product development, techniques, processes, costs, profits, product pricing, markets, marketing plans, strategies, forecasts, sales and commissions; (iii) plans for the future development and new product concepts; (iv) the compensation and terms of employment of other employees; (v) all other information that has been or will be given to Employee in confidence by the Company; and (vi) software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, computer programs, databases, and other data of any kind and description, including electronic data recorded or retrieved by any means. Proprietary Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Proprietary Information whether or not owned or developed by the Company or the other party.

                  12. Employee acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of his breach of the restrictive covenants set forth in Sections A.10 or A.11. Accordingly, in the event of any such breach, the Company shall, in addition to the termination of this Agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Employee from continuing such breach.

                  13. Employee and Company will not, except as may be mandated by statutory or regulatory requirements or as may be required by legal process, or in the event of a material transaction by the Company in which similar contracts are commonly disclosed to others, disclose the terms of this settlement, the amounts referred to in this Agreement, or the fact of the payment of said amounts, except that they may disclose to their attorneys, accountants or other professional advisors to whom the disclosure is necessary to effectuate the purposes for which they have consulted with such professional advisors; and provided that Employee and Company may each disclose that Employee's resignation as the Company's Chief Executive Officer and Chairman was on amicable terms. Each party understands that this covenant of non-disclosure is a material inducement to the other party for the making of this settlement and that, for the breach thereof the other party will be entitled to pursue its legal and equitable remedies, including, without limitation, the right to seek injunctive relief. Employee may disclose the fact and terms of this settlement to his spouse provided she signs a written agreement to help the fact and terms of this Agreement confidential.

         B. AGREEMENT BY THE COMPANY. In exchange for the Employee's agreement to the releases and other terms and conditions of this Agreement, the Company agrees as follows:

                  1. From February 13, 2001 through the Termination Date (the "Consulting Period"), the Company will continue Employee's employment in an advisory position and Employee will have such duties as are reasonably assigned or delegated by the Board of Directors of the Company. Throughout this period, Employee shall not be required to work more than twenty (20) hours in any calendar month during the first six months and more than


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fifteen (15) hours in any calendar month in the second six months and his duties shall be consistent with his duties during the last two years of employment with the Company, including, as requested, assisting in maintaining relations with customers, advising on general business matters, working on special projects and making periodic reports to the Board of Directors in the advancement of the best interests of the Company. Employee's employment will be subject to the policies maintained and established by the Company from time to time, however, nothing in this Section B.1 will prevent Employee from (i) employment with a person or an entity that is not a Competitor, (ii) engaging in additional activities in connection with passive personal investments and community affairs that are not inconsistent with Employee's duties under this Agreement. Additionally, nothing in this Section B.1 will prevent Employee from serving on the board of directors of other companies or organizations, or engaging in other activities, so long as such participation does not require such involvement as to interfere with the performance of Employee's duties hereunder and so long as the company or organization is not a Competitive Business. The Company shall provide Employee at least seventy-two (72) hours notice of the specific duties assigned to him during the Consulting Period and Employee shall have the right to reschedule commitments to the Company to accommodate his outside interests so long as he makes himself available by telephone during the seventy-two (72) hour period. Employee acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company.

                  2. During the Consulting Period, Employee shall earn a monthly salary (the "Base Salary") of Thirteen Thousand Five Hundred Ninety Dollars ($13,590.00) less all applicable deductions, payable in accordance with the Company's standard payroll schedule. Employee and his immediate family will continue to receive the health and welfare benefits he received as of the date of execution of this Agreement through the Company's payment of Employee's wife's health and dental benefits through COBRA until August 13, 2002; provided, however, neither Employee nor Employee's wife shall be entitled to participate in any other employee benefit plan, including without limitation, the Company's 401(k) plan or any executive incentive plans; provided further, that if this Agreement is terminated prior to February 13, 2002, the Company shall nonetheless continue making the foregoing COBRA payments until February 13, 2002 and shall thereafter be relieved of further COBRA payments.

                  3. Within ten (10) days after execution of this Agreement, Company shall pay Employee a one-time lump sum payment (the "Separation Payment") of Ninety-Eight Thousand Five Hundred Thirty-Six Dollars ($98,536.00), less all applicable deductions (it being understood that Five Thousand Dollars ($5,000) of the foregoing amount represents reimbursement of legal fees and shall be subject only to income tax withholding); provided, that Employee does not elect to revoke this Agreement pursuant to Section C.13(b) of this Agreement. Within ten (10) days after execution of this Agreement, Company shall also pay Employee a one-time lump sum payment (the "Vacation Payment") of $17,836.89, which Employee and Company hereby agree represents full compensation for all accrued and unused vacation due to Employee. Notwithstanding anything herein to the contrary, Employee shall not be entitled to receive any bonus or other payment, other than Base Salary, the Separation Payment, the Vacation Pay, payment of premiums for continuing health and welfare benefits and reimbursement of unpaid business-related expenses incurred on behalf of the Company in accordance with Company's policies.


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                  4. The Company forever fully releases and discharges Employee from any claims, damages and causes of action it may have against him and covenants not to sue or otherwise institute or cause to be instituted or in any way participate in legal or administrative proceedings against Employee (except as required by law) with respect to any matter arising out of or connected with his employment with the Company or the termination of that employment, including any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, kind and description, in law, equity or otherwise, whether or not now known or ascertained, which heretofore do or may exist.

                  5. The Company shall, to the extent reasonably practicable, assign to Employee, as soon as reasonably practicable, all of its rights, title and interest in and to Employee's existing life insurance policy 978206706PR with Metropolitan Life; provided, that Employee shall first arrange or otherwise guarantee that Company receives a pro-rated refund of any pre-paid premiums for the period from the date of such assignment through October 7, 2001.

         C. JOINT AGREEMENTS. Company and Employee, for himself, his heirs, executors, administrators, assigns, and successors, jointly agree as follows:

                  1. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company or Employee of liability, of any wrongdoing, or of any violation of law.

                  2. If any provision of this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the extent permitted by law.

                  3. The Company's Purchase Option, as set forth in that certain Founder/Employee Shareholder Agreement dated as of March 28, 1997, and amended as of April 14, 1997 by and between Employee and the Company, as amended to date, shall automatically lapse upon execution of this Agreement, provided that this Agreement is not revoked or terminated by Employee pursuant to Section C.13(b) hereof. In the event Employee revokes this Agreement pursuant to Section C.13(b) hereof, the Purchase Option shall automatically be reinstated in accordance with its terms.

                  4. On January 10, 2000, Employee was granted two separate options to purchase an aggregate of 690,200 shares (the "Option Shares") of the Company's Common Stock at an exercise price per share of Seven Dollars ($7.00). Of those shares, 14,285 are Incentive Stock Options and 675,915 are Non-statutory Stock Options or non-qualified options. As of the date of this Agreement, Employee has vested in 27.08% of the Option Shares. The Company and Employee hereby agree that the Option Shares shall continue to vest in accordance with their terms during the Consulting Period; provided, that if the Company terminates this Agreement pursuant to Section A.9 herein, Employee's Option Shares shall vest on an accelerated basis such that Employee shall be immediately be entitled to an additional four (4) months of vesting; provided further, that after such accelerated vesting, Employee shall be vested in a maximum of 52.08% of the Option Shares, on a pro-rata basis. For the sake of clarity, the Company agrees that the provisions of section 6 of the Stock Option Agreements governing the Option Shares shall continue to apply up to and including the Termination Date. Employee


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understands and agrees that he must exercise any vested Option Shares within three (3) months after the Termination Date. Furthermore, Employee understands and agrees that notwithstanding anything herein to the contrary, the Option Shares shall immediately terminate and cease to be exercisable if Employee breaches the provisions of Sections A.10 or A.11 hereof.

                  5. Employee shall have the right to terminate the employment relationship upon written notice at anytime prior to the Termination Date.

                  6. If (i) Employee terminates his employment for any reason prior to the Termination Date, (ii) Company terminates Employee's employment for Cause (as defined below), or (iii) Employee's employment terminates pursuant to Section A.10 above, Employee will not be entitled to any additional compensation or other rights or benefits from the Company and as a result the Company shall be obligated to pay Employee only that portion of his Base Salary earned prior to the date of the termination of his employment with the Company. In the case of such a termination, all other covenants in this Agreement shall remain in full force and effect, to the extent that they are not inconsistent with the foregoing. For purposes of this Agreement, "Cause" shall exist if Employee (i) embezzles or otherwise criminally misappropriates funds or property belonging to the Company; (ii) is convicted by a court of law, or admits that he is guilty, of fraud or any crime involving moral turpitude; (iii) continues to neglect the performance of his duties after a written demand for substantial performance is delivered to him by the Company's Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes Employee has not substantially performed his duties; or (iv) makes slanderous, libelous or defamatory statements about the Company or its officers, directors, employees, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns. The Company may not terminate Employee's employment for Cause except upon a determination by the Board at a meeting duly called for such purpose that Cause exists for termination after Employee has been given written notice by the Company of the specific reason for such termination and an opportunity for Employee, together with his counsel, to be heard in person before the Company's Board of Directors.

                  7. Except for Employee's Stock Option Agreements, to the extent that they are consistent with this Agreement, and that certain Directors Indemnification Agreement dated as of June 14, 2000, between the Company and Employee, this Agreement shall supersede and render null and void any and all prior agreements between the parties.

                  8. Employee and the Company expressly waive and release any and all rights and benefits under Section 1542 of the CIVIL CODE OF THE STATE OF CALIFORNIA (or any analogous law of any other state), which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." Furthermore, both parties agree and understand that if, hereafter, they discover facts different from or in addition to those which they now know or believe to be true, that this waiver shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.


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                  9. This Agreement shall bind and benefit Employee's heirs, executors, administrators, successors, assigns, and each of them; it shall also bind and benefit Company and its successors and assigns.

                  10. This Agreement shall, in all respects, be interpreted, enforced and governed under the laws of the State of California without giving effect to conflicts of law principles.

                  11. Each party hereby agrees to accept and assume the risk that any fact with respect to any matter covered by this Agreement may hereafter be found to be other than or different from the facts it believes at the time of this Agreement to be true, and agrees that this Agreement shall be and will remain effective notwithstanding any such difference in fact.

                  12. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

                  13. Employee hereby acknowledges and understands and Employee agrees that:

                           (a) Employee may have, and has had, at least
twenty-one (21) days after receipt of this Agreement within which he may review and consider it, discuss it with an attorney of his own choosing, and decide to execute or not execute this Agreement and Employee represents that this Agreement was first presented on February 13, 2001 and is the product of negotiations between the parties;

                           (b) Employee has seven (7) days after the execution
of this Agreement within which he may revoke this Agreement;

                           (c) in order to revoke this Agreement, Employee must
deliver by personal service to the Company's Chief Financial Officer, on or before seven (7) days after the execution of this Agreement, a letter stating that he is revoking this Agreement, and;

                           (d) that this Agreement shall not become effective or
enforceable until after the expiration of seven (7) days following the date Employee executes this Agreement.

                  14. All notices required or given pursuant to this Consulting Agreement shall be addressed to the Company or Consultant at the designated addresses shown below by registered mail, special delivery, or by certified courier service or by confirmed facsimile to the numbers set forth below, as may be changed by either party from time to time by prior written notice to the other party:

    To the Company:                        To Consultant:
    --------------                         --------------
    Accelerated Networks, Inc.             Suresh Nihalani
    301 Science Drive,                     11261 Broadview Dr.
    Moorpark, California  93021            Moorpark, CA  93021
    Attention: Chief Financial Officer     Telephone/Facsimile: (805) 523-0832
    Facsimile: (805) 553-9696
    Telephone: (805) 553-9680


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                  Notices shall be effective when deposited in the United States mail in the manner required by this paragraph, or in the case of notices by facsimile, upon confirmation of transmission thereof.

                  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

                  The parties hereto have read and understand this Agreement and affix their signatures hereto voluntarily and without coercion. Employee acknowledges that the waivers he has made and the terms he has agreed to herein are knowing, conscious and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived.


                                               Employee:


Dated: March 16, 2001                          /s/ Suresh Nihalani
                                               ---------------------------------
                                               Suresh Nihalani



Dated: March 13, 2001                          Company:


                                               By: /s/ Steven M. Krausz
                                                   -----------------------------
                                                   Steven M. Krausz, Director

APPROVED AS TO FORM:

Dated: March 16, 2001                              /s/ Linda Griffey
                                                   -----------------------------
                                                   Linda Griffey
                                                   O'Melveny & Myers
                                                   Attorneys for Suresh Nihalani


I agree to hold the terms of this Agreement confidential and to be bound by the provisions of Section A.13 of this Agreement to the same extent as Employee.

                                                   /s/ Varsha Nihalani
                                                   -----------------------------
                                                   Varsha Nihalani


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                                   SCHEDULE A

                             COMPETITIVE BUSINESSES

As used in the Agreement, any business, enterprise or activity involving the development, manufacture or sale of any of the following products shall be deemed to be a "Competitive Business":

o IAD - Any integrated access device capable of transporting voice and/or data over XDSL or conventional T1, DS3, or OC-3, including but not limited to, native ATM, Frame Relay, or Ethernet line-side interfaces or ATM or Ethernet trunk side interfaces for voice and/or data services.

o MSAP - Any ATM-based concentrator, DSLAM or gateway, including but not limited to GR 303, TR 08, V5.2, native ATM or Ethernet interfaces and MGCP, H.248, or other service level managed gateways capable of interoperating with a call agent soft switch or service management application.


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